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                                                                 EXHIBIT F

                                        March 12, 1998


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

          Referring to the Application or Declaration on Form U-1 contemporaneously filed by Allegheny Energy, Inc. (AE) under the Public Utility Holding Company Act of 1935 with respect to the proposed issuance of stock under a stock option plan of AE, all as described in the Application or Declaration of which this Opinion is a part, I have examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

          I understand that the actions taken in connection with the proposed issuance of stock under the stock option plan will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; that the Board of Directors of AE will take appropriate action to declare the issuance of stock under the stock option plan advisable; that the Board of Directors will submit said stock option plan to a meeting of the stockholders to take action thereon; and that all other necessary corporate action by the Board of Directors and officers of AE in connection with the issuance has been or will be taken prior thereto.

          Based upon the foregoing, I am of the opinion that

          (1) AE is a validly organized and duly existing corporation; and

          (2) when (a) the said Application or Declaration is permitted to become effective, (b) the above-mentioned action shall have been duly taken, (c) the proposed transaction is consummated in accordance therewith, and
          (d) the stockholders of AE shall have approved said stock option plan,

                         (i) all state laws applicable to said
               proposed transaction will have been complied with;

                         (ii) the 10 million shares of common
               stock, par value $1.25 each, to be issued under the stock option plan will be validly issued, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter of AE, as amended; and

                         (iii) the consummation of proposed
               transaction will not violate the legal rights of the holders of any of the securities issued by AE or by any associate of affiliate company of any of them.

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Securities and Exchange Commission
March 12, 1998
Page 2

          This opinion does not relate to State Blue Sky or securities laws.

          I consent to the use of this Opinion as part of the Application or Declaration to which it is appended, which is filed by AE.

                                        Very truly yours,

                                        /s/ Carol G. Russ

                                        Carol G. Russ
                                        Counsel